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Exhibit 99.1

Investors May Contact: Stacey Yonkus Director, Investor Relations (203) 356-4424 investor@asburyauto.com
Reporters May Contact: David Shein RFBinder Partners (212) 994-7514 david.shein@rfbinder.com

Asbury Automotive Group Confirms 2003 Guidance

STAMFORD, Conn., December 12, 2003—Asbury Automotive Group, Inc. (NYSE: ABG), one of the largest automotive retail and service companies in the U.S., today confirmed its 2003 earnings guidance.

Earnings per share from continuing operations are expected to be approximately $1.55 before a previously announced pre tax charge of approximately $3 million related to the termination of the agreement to acquire the Bob Baker Auto Group. Asbury expects its effective tax rate for the full year to be between 38% and 39%. The lower end of this tax rate range would contribute approximately 3 cents per share for the full year. In addition, Asbury believes that its EBITDA for the full year 2003 will be in the range of $136.5 to $138 million, as compared to $135 million in the prior year.

About Asbury Automotive Group

Asbury Automotive Group, Inc., headquartered in Stamford, Connecticut, is one of the largest automobile retailers in the U.S., with 2002 revenues of $4.5 billion. Built through a combination of organic growth and a series of strategic acquisitions, Asbury now operates through nine geographically concentrated, individually branded "platforms." These platforms currently operate 95 retail auto stores, encompassing 138 franchises for the sale and servicing of 35 different brands of American, European and Asian automobiles. Asbury believes that its product mix includes one of the highest proportions of luxury and mid-line import brands among leading public U.S. automotive retailers. The Company offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.

Forward-Looking Statements

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements relating to goals, plans, projections and guidance regarding the Company's financial position, results of operations, market position, product development, pending and potential future acquisitions and business strategy. These statements are based on management's current expectations and involve significant risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, market factors, the Company's relationships with vehicle manufacturers and other suppliers, risks associated with the Company's substantial indebtedness, risks related to pending and potential future acquisitions, general economic conditions both nationally and locally and governmental regulations and legislation. There can be no guarantees that the Company's plans for future operations will be successfully implemented or that they will prove to be commercially successful. These and other risk factors are discussed in the Company's annual report on Form 10-K and in its other filings with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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  Exhibit 99.1
Asbury Automotive Group Confirms 2003 Guidance